Strategic Partners Asset Allocation Funds
For the fiscal year ended 7/31/02
File number 811-08915

SUB-ITEM 77D
Policies With Respect to Security Investment

STRATEGIC PARTNERS ASSET ALLOCATION FUNDS
Strategic Partners Conservative Growth Fund
Strategic Partners Moderate Growth Fund
Strategic Partners High Growth Fund
Supplement dated April 30, 2002 to the prospectus and statement of additional information (SAI) dated October 1, 2001.
The information in this supplement applies to purchases and sales of Class A and Class C shares of the Funds listed above by investors who purchase Fund shares through certain broker-dealers that are not affiliated with Prudential Financial, Inc. (Unaffiliated Brokers). The following information modifies the prospectus sections entitled "Risk/Return Summary
 Fees and Expenses" and "How to Buy, Sell and Exchange Shares of the
Funds" and the SAI section entitled "Purchase, Redemption and Pricing of Fund Shares."
The following information supersedes any contrary information that may be contained either in the Funds' prospectus or in their SAI. The changes described below will take effect on May 1, 2002.
Class A Contingent Deferred Sales Charge (CDSC). Investors who purchase $1 million or more of Class A shares of a Strategic Partners Fund are subject to a CDSC of 1% for shares redeemed within 12 months of purchase. This charge is waived for all such Class A shareholders other than those who purchased their shares through certain Unaffiliated Brokers.
Waiver of Class C Initial Sales Charge.  Investors who purchase
Class C shares through certain Unaffiliated Brokers may purchase Class C shares without paying the 1% initial sales charge.

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